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                                                                   Exhibit 15.1



                         [LOGO OF ARTHUR ANDERSEN LLP]









                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of The Italian Oven, Inc.:

We have reviewed the accompanying consolidated balance sheet of The Italian Oven, Inc. (a Pennsylvania corporation) as of September 30, 1996, the related consolidated statements of operations for the three and nine month periods ended September 30, 1996, and the related statement of cash flows for the nine month period ended September 30, 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of The Italian Oven, Inc. as of December 31, 1995, and, our report dated February 6, 1996, with respect thereto contained an explanatory paragraph regarding the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.




                                         /s/ Arthur Andersen LLP




Pittsburgh, Pennsylvania,
 November 7, 1996